EXHIBIT 99.1
     2707 NO. 108TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6836
For further information, contact:

LINDSAY CORPORATION: David Downing SVP and CFO 402-827-6235	HALLIBURTON INVESTOR RELATIONS: Jeff Elliott or Geralyn DeBusk 972-458-8000
Lindsay Corporation Reports Fiscal 2008 First Quarter Results
OMAHA, Neb., December 20, 2007—Lindsay Corporation (NYSE: LNN), a leading provider of irrigation systems and infrastructure products, today announced results for its fiscal 2008 first quarter ended November 30, 2007.
First Quarter Results
First quarter fiscal 2008 total revenues increased 47 percent to $75.9 million from $51.5 million for the year-ago period. Net earnings were $4.4 million or $0.36 per diluted share, compared with $1.8 million or $0.15 per diluted share, in the prior year’s first quarter. The quarter includes the results from Snoline, which was acquired in December 2006.
Total irrigation equipment revenues increased 49 percent to $56.5 million from $38.0 million in the prior fiscal year’s first quarter. Domestic irrigation revenues increased 34 percent, while international irrigation revenues improved 79 percent from the prior year’s quarter. Infrastructure revenues were $19.4 million compared, with $13.6 million in the prior year period, an increase of 43 percent.
Gross margin improved to 25.4 percent from 24.2 percent a year ago due to higher irrigation margins. Operating expenses of $12.8 million, an increase of $2.9 million in the first quarter, were 16.8 percent of sales, compared with 19.1 percent of sales in the prior year period. The increased spending was primarily due to the inclusion of Snoline and personnel related expenses. Operating income during the quarter was $6.5 million, compared with $2.6 million in the prior year period.
Rick Parod, president and chief executive officer, commented, “Although the primary selling season for domestic irrigation has not yet started, significant international irrigation revenue growth in the first quarter, along with higher agricultural commodity prices, provides a solid base in our irrigation segment for 2008. In addition, we are seeing international growth in our infrastructure segment.”
Lindsay’s backlog of unshipped orders at November 30, 2007 was $51.2 million compared, with $24.6 million at November 30, 2006. Irrigation backlog increased $16.3 million, while infrastructure backlog increased $10.3 million primarily on higher Barrier Systems backlog.
Shareholders’ equity at November 30, 2007 was $147.5 million or $12.50 per outstanding common share, compared with $123.7 million or $10.64 per outstanding common share at November 30, 2006.

Outlook
Parod added, “With the USDA forecast of record net farm income in 2007, we believe domestic demand for our irrigation products will be higher during this irrigation selling season. International demand is also expected to increase on the strength of higher agricultural commodity prices.”
Parod concluded, “We are focused on achieving growth in each of our segments organically and through acquisitions. During the period we acquired a product line which complements the Barrier Systems portfolio of infrastructure products. We will continue to leverage our financial flexibility to create shareholder value through a balance of organic growth opportunities, strategic acquisitions, share repurchases, and dividend payments.”
First-Quarter Conference Call
Lindsay’s fiscal 2008 first quarter investor conference call is scheduled for 11:00 a.m. ET today. The conference call will be simulcast live on the Internet, and can be accessed via the investor relations section of the Company’s Web site, www.lindsay.com. The Company will have a slide presentation available to augment management’s formal presentation, which will also be accessible via the Company’s Web site.
About the Company
Lindsay manufactures and markets irrigation equipment including Zimmatic, Greenfield, Stettyn and Perrot center pivot, lateral move and hose reel irrigation systems and GrowSmart controls, all of which are used by farmers to increase or stabilize crop production while conserving water, energy, and labor. The Company also manufactures and markets infrastructure products including movable barriers for lane management to reduce traffic congestion and improve safety through its wholly owned subsidiaries, Barrier Systems Inc. and Snoline S.P.A. In addition, the Company produces crash cushions and specialty barriers to improve motorist and highway worker safety, large diameter steel tubing, and provides outsourced manufacturing and production services for other companies. At November 30, 2007, Lindsay had approximately 11.8 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.
For more information regarding Lindsay Corporation, see Lindsay’s Web site at www.lindsay.com. For more information on the Company’s infrastructure products, visit www.barriersystemsinc.com and www.snoline.com
Concerning Forward-looking Statements
This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. Forward-looking statements include the information concerning possible or assumed future results of operations of the Company and those statements preceded by, followed by or including the words “expectation,” “outlook,” “could,” “may,” “should,” or similar expressions. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Lindsay Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
For the three-months ended November 30, 2007 and 2006

	(unaudited)
	Three Months Ended
	November	November
(in thousands, except per share amounts)	2007	2006
Operating revenues	$75,928	$51,532
Cost of operating revenues	56,632	39,067

Gross profit	19,296	12,465

Operating expenses:
Selling expense	5,130	3,613
General and administrative expense	6,144	5,435
Engineering and research expense	1,506	806

Total operating expenses	12,780	9,854

Operating income	6,516	2,611

Other income (expense):
Interest expense	(599)	(487)
Interest income	476	636
Other income (expense), net	114	(16)

Earnings before income taxes	6,507	2,744

Income tax provision	2,141	961

Net earnings	$4,366	$1,783

Basic net earnings per share	$0.37	$0.15

Diluted net earnings per share	$0.36	$0.15

Average shares outstanding	11,766	11,577
Diluted effect of stock equivalents	462	279

Average shares outstanding assuming dilution	12,228	11,856

Cash dividends per share	$0.070	$0.065

Lindsay Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS
November 30, 2007 and 2006 and August 31, 2007

	(Unaudited)	(Unaudited)
	November	November	August
($ in thousands, except par values)	2007	2006	2007
ASSETS
Current Assets:
Cash and cash equivalents	$17,324	$19,699	$21,022
Marketable securities	8,207	21,792	27,591
Receivables, net of allowance, $1,029, $696 and $946, respectively	60,437	46,539	46,968
Inventories, net	54,964	34,656	41,099
Deferred income taxes	5,645	—	6,108
Other current assets	8,453	4,602	6,990

Total current assets	155,030	127,288	149,778

Long-term marketable securities	—	4,378	—
Property, plant and equipment, net	47,286	27,157	44,292
Other intangible assets, net	27,713	20,704	25,830
Goodwill, net	18,829	11,134	16,845
Other noncurrent assets	6,112	6,949	5,460

Total assets	$254,970	$197,610	$242,205

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$24,664	$12,951	$18,367
Current portion of long-term debt	6,171	4,286	6,171
Other current liabilities	27,978	25,931	26,964

Total current liabilities	58,813	43,168	51,502

Pension benefits liabilities	5,426	5,047	5,384
Long-term debt	30,253	24,643	31,796
Deferred income taxes	10,036	—	9,860
Other noncurrent liabilities	2,952	1,042	2,635

Total liabilities	107,480	73,900	101,177

Shareholders’ equity:
Preferred stock, ($1 par value, 2,000,000 shares authorized, no shares issued and outstanding)	—	—	—
Common stock, ($1 par value, 25,000,000 shares authorized, 17,795,683, 17,678,151 and 17,744,458 shares issued and outstanding in November 2007 and 2006 and August 2007, respectively)	17,796	17,678	17,744
Capital in excess of stated value	12,924	7,667	11,734
Retained earnings	207,422	193,347	204,750
Less treasury stock (at cost, 5,998,448, 6,048,448 and 5,998,448 shares in November 2007 and 2006 and August 2007, respectively)	(95,749)	(96,547)	(95,749)
Accumulated other comprehensive income, net	5,097	1,565	2,549

Total shareholders’ equity	147,490	123,710	141,028

Total liabilities and shareholders’ equity	$254,970	$197,610	$242,205

Lindsay Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the three-months ended November 30, 2007 and 2006
(unaudited)

	November	November
($ in thousands)	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$4,366	$1,783
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	2,131	1,531
Amortization of marketable securities premiums, net	(4)	18
Gain on sale of property, plant and equipment	(2)	(17)
Provision for uncollectible accounts receivable	(68)	10
Deferred income taxes	281	392
Stock-based compensation expense	572	431
Other, net	(30)	78
Changes in assets and liabilities:
Receivables, net	(12,114)	(8,415)
Inventories, net	(11,612)	(7,775)
Other current assets	(983)	(660)
Accounts payable	4,424	3,311
Other current liabilities	161	(637)
Current taxes payable	604	(1,277)
Other noncurrent assets and liabilities	(2,873)	(628)

Net cash used in operating activities	(15,147)	(11,855)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(4,502)	(1,232)
Proceeds from sale of property, plant and equipment	5	16
Acquisition of business	(3,520)	—
Purchases of marketable securities available-for-sale	(13,860)	(44,245)
Proceeds from maturities of marketable securities available-for-sale	33,265	34,060

Net cash provided by (used in) investing activities	11,388	(11,401)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock under stock option plan	307	1,247
Principal payments on long-term debt	(1,543)	(1,071)
Excess tax benefits from stock-based compensation	373	93
Dividends paid	(826)	(755)

Net cash used in financing activities	(1,689)	(486)

Effect of exchange rate changes on cash	1,750	97

Net decrease in cash and cash equivalents	(3,698)	(23,645)
Cash and cash equivalents, beginning of period	21,022	43,344

Cash and cash equivalents, end of period	$17,324	$19,699